Exhibit 99.2

Chelsea Therapeutics Files Orphan Drug Application and Forms Scientific Advisory Board for Droxidopa

Charlotte, NC, September 7, 2006 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) has filed its application for Orphan Drug designation with the U.S. FDA and established a Scientific Advisory Board to provide added guidance for the development and commercialization of Droxidopa.

The newly created Scientific Advisory Board includes Dr. Horacio Kaufmann, the Alex and Shirley Aidekman Professor of Neurology, Mount Sinai School of Medicine and Director, Autonomic Disorders Research and Treatment Program; Dr. Roy Freeman, Professor of Neurology Harvard Medical School and Director, Center for Autonomic and Peripheral Nerve Disorders; and Dr. Peter LeWitt, Professor of Neurology Wayne State University School of Medicine, Detroit, Michigan.

Bringing together respected scientists from related fields, the board will draw upon its members’ unique expertise to offer strategic counsel to Chelsea in the creation and execution of Droxidopa’s clinical program. The board will assist the company in its efforts to further develop Droxidopa, a therapeutic agent currently approved and marketed in Japan, as a treatment for neurogenic orthostatic hypotension associated with Parkinson’s Disease, Pure Autonomic Failure and Multiple System Atrophy in the US and EU markets.

“We are honored to have the contribution and support of these recognized thought leaders as we seek orphan drug status and the commercialization of Droxidopa in the U.S. and EU,” commented Dr. Simon Pedder, President and CEO of Chelsea Therapeutics. “Having submitted our U.S. orphan application, we now look forward to working with the FDA and our advisory board members to formalize our trial design and prepare for the initiation of our clinical program in 2007. We believe that these advisors are uniquely qualified to facilitate the design and implementation of an efficient and effective clinical program.”

Dr. Kaufmann is currently Professor of Neurology and Director of the Autonomic Disorders Research and Treatment Program at Mount Sinai School of Medicine in New York City. Dr. Kaufmann also serves as President of the American Autonomic Society and co-Editor-in-Chief of Clinical Autonomic Research. He is a world expert in autonomic physiology and pathophysiology, He has published extensively in the medical literature, particularly on the treatment of orthostatic hypotension in neurodegenerative disorders, such as Parkinson’s disease and multiple system atrophy. His research on autonomic disorders was funded by NASA, the NIH and the DANA foundation.

Roy Freeman, MD is Professor of Neurology at Harvard Medical School and director of the Center for Autonomic and Peripheral Nerve Disorders in the Department of Neurology at Beth

Israel Deaconess Medical Center in Boston, Massachusetts. Dr. Freeman’s clinical and research expertise is in the physiology and pathophysiology of the autonomic nervous system and small nerve fibers. He is also an authority on the neurological complications of diabetes, the autonomic complications of Parkinson’s disease and multiple system atrophy, the diagnosis and treatment of autonomic and peripheral nervous system disorders and neuropathic pain. Dr. Freeman is widely published in these areas.

Dr. LeWitt is Professor of Neurology and Psychiatry in 1989 at Wayne State University School of Medicine in Detroit, Michigan. He is a specialist in Parkinson’s disease and other movement disorders and also directs a laboratory research program investigating neurochemical mechanisms and diagnostic markers in Parkinson’s and Alzheimer’s diseases. He has served as a scientific review consultant for the National Institutes of Health and the Veterans Administration. Other advisory affiliations with national organizations include the International Essential Tremor Foundation, and the National Parkinson Foundation. Dr. LeWitt further serves as president of the Michigan Parkinson Foundation. He has been a steering committee member and clinical investigator for the Parkinson Study Group and other clinical trials research consortia. Dr. LeWitt is editor-in-chief of Clinical Neuropharmacology and also serves on the editorial board of the Journal of Neural Transmission.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. The Company is currently developing a library of metabolically inert antifolate compounds engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders. Early clinical data suggests that Chelsea’s lead antifolate compound, CH-1504, is a safe and effective treatment alternative to methotrexate for RA and may have further applications for psoriasis, IBD and certain cancers. Chelsea’s antifolate program is complemented by a strategic partnership with Active Biotech AB for the joint development of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation. In addition to its autoimmune pipeline, Chelsea is pursuing an Orphan Drug strategy for the development of Droxidopa, an orally active synthetic precursor of norepinephrine, for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan, Droxidopa has accumulated over 15 years of proven safety and efficacy data, generating annual revenue of approximately $50 million in Japan.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, our history of losses and need to raise more money, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Chelsea Therapeutics:
Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856